Exhibit 99.1

Contact Info:
Media: Shep Doniger 561-637-5750; sdoniger@bdcginc.com
Celsius Holdings, Inc.: Jan Norelid 866 423 5748; jnorelid@celsius.com
Investor Information: Jon Cunningham 800 733 2447 x107; investor@celsius.com

Celsius gets additional financing
Celsius issues convertible note for additional $500,000

Delray Beach, Fla.—April 9, 2008-- Celsius Holdings, Inc. (OTC BB: CSUH.OB) announced today that it reached an agreement for additional financing from CD Financial LLC. In December 2007, the company received $250,000 in financing, and on April 4, 2008, the company cancelled the previous note and issued a new convertible note for $750,000.

The note is convertible at 75% of the five day volume weighted average price prior to conversion notice on or before July 10, 2008. If the note is not converted, it is changed into a term note at 8 percent interest with 10 equal quarterly principal payments starting December 10, 2008.

About Celsius Holdings, Inc.
Celsius Holdings, Inc. (OTC BB: CSUH.OB) manufactures Celsius through its wholly-owned operating subsidiary, Celsius, Inc. Celsius Inc. is quickly gaining attention in the emerging $36 billion functional food and beverage industry, as the creator of the negative calorie beverage category and as a pioneer and leader in developing healthier beverage choices. Celsius, Inc. is building unique distribution strategies to gain broad penetration in all channels serving its consumer targets in all geographies. The continued mission of Celsius, Inc. is to create healthy refreshment through science and innovation and growth through passion and integrity. Celsius is available through multiple channels including grocery, drug, convenience stores, gyms and nutrition stores. Celsius is proudly carried by fine establishments such as Walgreens, Krogers, Vitamin Shoppe, Raleys, QFC, Hi-Health, Valero Corner Stores, Life Time Fitness, Diamond Shamrock, Hannaford Supermarkets, Heinens,  Sweetbay Supermarkets, Meijer, Discount Drug Mart, King Soopers, Dillions, Fry’s, Smiths, Gelsons, Demoulas Market Baskets, Bristol Farms and Central Markets. For more information about Celsius and Celsius, Inc., please visit http://www.celsius.com. For investor information, please visit http://www.redchip.com.

Forward-Looking Statements

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings' future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as ``anticipate,'' ``believe,'' ``could,'' ``estimate,'' ``expect,'' ``intend,'' ``may,'' ``should,'' ``will,'' and ``would'' or similar words. You should not rely on forward-looking statements because Celsius Holdings' actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations effecting our business, and other risks and uncertainties discussed in the reports Celsius Holdings files from time to time with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.